UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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National Bancshares Corporation
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SUPPLEMENT DATED APRIL 2, 2012

TO PROXY STATEMENT DATED MARCH 26, 2012

This supplement to the 2012 Proxy Statement for National Bancshares Corporation corrects an inadvertent omission in the Company’s 2012 Proxy Statement dated March 26, 2012. The biographical information for the directors continuing in office set forth in Proposal Number 1 (see page 4 of the Company’s 2012 Proxy Statement) did not include the following information for Mr. Yeagley:

Class II	Age	Director since	Current Term expires	Principal occupation in the last 5 years
Albert W. Yeagley	63	1997	2013	Albert W. Yeagley has been employed by the J.M. Smucker Company since 1974. He has served as Vice President, Industry and Government Affairs since January of 2009. He previously served as Vice President of Quality Assurance at J.M. Smucker Company from 2001 to 2008. The Board concluded that Mr. Yeagley should serve as a director of the Company primarily due to his experience as a senior executive in a Fortune 500 company and his significant community involvement. In addition, Mr. Yeagley has significant experience with the Company, having served on the Board for 13 years. This background enables Mr. Yeagley to provide valuable insights to the Board in evaluating the business conditions in markets in which the Company operates.